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                                                               EXHIBIT 99.2i.1b



                          TERMINATION AMENDMENT TO THE
                        ALLIED EMPLOYEE STOCK OWNERSHIP
                            PLAN AND TRUST AGREEMENT


Allied Capital Corporation, having adopted the Allied Employee Stock Ownership Plan and Trust Agreement (the "Plan"), effective as of January 1, 1998, having reserved to itself in Section 9.2 of the Plan the right to terminate the Plan at any time, hereby terminates the Plan effective as of December 31, 1999 (the "Termination Date") and provides for the distribution of each Participant's account balance upon the terms and conditions set forth in this Termination
Amendment:

     1.   The Plan is hereby terminated effective as of the Termination Date.

     2. The Trustee is hereby authorized and instructed by the Plan Administrator to distribute, in accordance with Plan Article VII, to each Participant his account balance as soon as administratively feasible.

     3. Upon the distribution of all Participants' account balances, all liabilities of the Plan to Participants shall cease and the Trust Fund maintained pursuant to the Plan shall thereupon terminate and dissolve.

     4. Allied Capital Corporation hereby reserves the right to further amend the Plan and to amend the provisions of this Termination Amendment.

IN WITNESS WHEREOF, this instrument is duly executed this 21st day of October, 1999.



                             By:    /s/ KELLY A. ANDERSON
                                    --------------------------------------------
                                    Kelly A. Anderson, Executive Vice President
                                    and Treasurer




Attest:


/s/ SUZANNE V. SPARROW
-----------------------------
Suzanne V. Sparrow, Secretary